Exhibit 10.2

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”), is made by and between Steven Gatoff, an individual (the “Executive”) and 8x8, Inc. (the “Company”) (individually each a “Party” and collectively the “Parties”), effective June 8, 2020 (the “Effective Date”).

Recitals

WHEREAS, the Parties entered into an employment agreement on or about October 5, 2018, in which Executive accepted the job position of Executive Vice President, Chief Financial Officer and Advisor to the CEO (“Employment Agreement”).

Whereas, the Company has determined that Executive shall no longer hold the position of Executive Vice President, Chief Financial Officer (“CFO”) effective June 8, 2020.

WHEREAS, the Executive is subject to the 2017 Executive Change-In-Control and Severance Policy, a copy of which is attached as Exhibit 10.2 to the Company’s quarterly report on Form 10-Q filed on November 7, 2018 (the “Policy”), which provides for the payment of severance and other benefits in connection with a termination of Executive’s employment or a material reduction in Executive’s job responsibilities for which any compensation would be payable under the Policy; and

Whereas the Parties wish to enter into this Agreement so as to allow a smooth transition of Executive’s duties to a new CFO of the Company, which Agreement shall supersede the Employment Agreement and under which Executive will no longer be subject to the Policy.

Agreement

Based upon the information stated in the above Recitals and the statements, promises and agreements contained below, the Parties hereby agree as follows:

1.Continued Employment by Executive. The Parties agree that Executive’s employment with the Company will continue in accordance with the terms of this Agreement through October 31, 2020, (“Separation Date”) absent earlier termination of such services in accordance with section 17 below. The time period from June 8, 2020 to October 31, 2020 is the “Transition Period.”

2.Transition Period Duties. During the Transition Period, Executive will act as a part-time, non-executive advisor to the Company’s new CFO. Executive’s sole duties and obligations will be to respond to inquiries made to him by the Company’s Chief Executive officer, new CFO or either of their direct reports to assist in the smooth transition of the CFO duties.

3.Compensation and Benefits during Transition Period. As consideration for your agreements herein, the Company will continue to pay Executive his full regular base salary of
$390,000.00 per year and employee benefits during this Transition Period, unless his employment is terminated prior to the Separation Date in accordance with section 17 below. Executive will not receive any bonus during this Transition Period and shall no longer be subject to the Policy or to any payments or benefits thereunder at any time after the Effective Date. If and to the extent that the Company cannot continue Executive’s benefits under a group health insurance plan during the Transition Period, it will directly pay all COBRA premiums associated with continuation of all health insurance coverage

(inclusive of medical, dental and vision) Executive presently receives as an employee of the Company, contingent on Executive timely and properly electing such COBRA coverage; provided that, notwithstanding the foregoing, in the event such COBRA payment could result in a penalty, excise tax or other related liability to the Company, Executive or the group health plan under applicable law, Company may instead, at Company’s discretion, provide Executive with cash payments during the Transition Period equivalent in value, on an after-tax basis, to the COBRA payments otherwise payable hereunder but without regard as to whether Executive elects COBRA coverage under the Company’s group health plan (“Substitute Benefit”).

4.Prohibited Activities. Subject to applicable law and the permitted disclosures provided for in section 15 of this Agreement, from the date of this Agreement through December 31, 2020, Executive will refrain from having any conversations concerning the Company with analysts, existing investors, potential investors, activists, hedge funds, consulting firms, bankers, or other financiers.

5.Treatment of Equity Awards. On the condition that Executive continues his employment and complies with his obligations herein through October 31, 2020, Executive will continue to vest in all of his outstanding and unvested restricted stock units (RSUs) and performance share units (PSUs) in accordance with the relevant provisions of the Company’s Amended and Restated 2012 Equity Incentive Plan and/or the Company’s Amended and Restated 2013 New Employee Inducement Incentive Plan (collectively, the “Plans”) and the applicable award agreements.

6.Separation Pay. On the condition that Executive continues his employment through the Separation Date and on October 31, 2020, or within 21 days thereafter, Executive signs the Separation Agreement and Release of Claims (“Separation Agreement”), a copy of which is attached hereto as Attachment A, and does not revoke the Separation Agreement within the applicable revocation period set forth therein, and in consideration of the covenants and promises contained in that Separation Agreement, the Company will provide Executive, as separation pay, a lump sum of $308,385, which is an amount equal to seven (7) months Executive’s base salary, seven (7) months of continued COBRA coverage, and 67/365 of the bonus otherwise payable to him pursuant to the Company’s 2017 Executive Change-in-Control and Severance Policy subject to applicable withholdings and deductions.

7.Effect of Early Termination of Employment by Executive. If Executive terminates his employment with the Company for any reason prior to the Separation Date or his employment is terminated by the Company prior to the Separation Date (which can only occur for reasons set forth in section 17, below), Executive’s compensation, consideration under this Agreement, and vesting with respect to his equity awards will be as follows:

(a)	his compensation will cease on the effective date of the termination of his employment;
(b)all of his outstanding and unvested RSUs and performance share units PSUs shall be forfeited and terminated automatically upon the termination of employment, without any acceleration of vesting thereunder; and

(c)on the condition the Executive signs a Separation Agreement and Release of Claims (the “Alternative Agreement”) and does not revoke the Alternative Agreement within the applicable revocation period set forth therein, and in consideration of the covenants and promises contained in the Alternative Agreement, the Company will pay Executive separation pay equal to (1) the amount of base salary Executive would receive in a 12 month period less compensation he has been paid during the Transition Period through the date of the termination, of his employment, and (2) the value of COBRA benefits for a 12 month period, less the group health insurance COBRA premiums or

Substitute Benefit, paid during the Transition date through the date of termination of his employment. The remaining terms of the Alternative Agreement shall be substantially similar to the Separation Agreement attached hereto as Attachment A.

8.Release of all Claims. Except as otherwise set forth in this Agreement, in exchange for good and valuable consideration described in this Agreement, including in section 3 above, Executive, on behalf of Executive and Executive’s executors, administrators, successors and assigns (collectively, the “Releasors”) hereby releases, waives, acquits and forever discharges the Company and each of its employees, officers, directors, shareholders, agents, predecessors and successors in interest, parents, subsidiaries, affiliates, attorneys, and assigns, (“Company- Affiliates”) of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date Executive signs this Agreement (collectively “Claims”). This general release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with Executive’s employment with the Company, the reduction of his job duties or the termination of that employment; (ii) claims or demands related to Executive’s compensation or benefits with the Company, including but not limited to, any disputed wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Family Medical Leave Act, as amended; the Fair Credit Reporting Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act the federal Worker Adjustment and Retraining Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; California Fair Employment and Housing Act (Cal. Gov’t Code §12900 et seq.); California Family Rights Act (Cal. Gov. Code §12945.2); California Spousal Military Leave Law (Cal. Mil. & Vet. Code §395.10); California WARN Act (Cal. Lab. Code §1400 et seq.); the California Labor Code, the California Private Attorney General Act; (iv) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out of the Employment Agreement, a sales commission plan or incentive compensation plan applicable to Executive’s employment with the Company. To the extent permitted by law, Executive also promises never, directly or indirectly, to bring or participate in an action against the Company or Company- Affiliates under California Business & Professions Code Section 17200 or any unfair competition law of any jurisdiction.

Excluded from this Agreement are any claims, which by law cannot be waived in a private agreement between an employer and employee. This release does not extend to claims for unemployment or workers’ compensation benefits or waive the Executive’s right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934. Moreover, this Release does not prohibit Executive from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or the Department of Fair Employment and Housing or participating in an EEOC or state agency investigation; however, Executive agrees to waive his right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency on his behalf which are released herein, arising out of or related to his employment with and/or separation from the Company.

9.Release of unknown Claims. This Agreement is intended to be effective as a general release of and bar to all claims as stated in this subsection. Accordingly, the Releasors specifically waive all rights under California Civil Code Section 1542 and any similar applicable laws. California Civil Code Section 1542 states,

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive acknowledges that Executive may later discover claims or facts in addition to or different from those which Executive now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Releasors waive any and all claims that might arise as a result of such different or additional claims or facts.

10.Specific ADEA Release. In further consideration of the payments and benefits provided to Executive in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Company and Company-Affiliates from any and all Claims, whether known or unknown, from the beginning of time through the date of Executive’s execution of this Agreement arising under the Age Discrimination in Employment Act, as amended, and its implementing regulations. By signing this Agreement, Executive hereby acknowledges and confirms that: (a) Executive has read this Agreement in its entirety and understands all of its terms; (b) by this Agreement, Executive has been advised in writing to consult with an attorney of Executive’s choosing before signing this Agreement; (c) Executive knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;
(d) Executive is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled; (e) Executive was given at least 21 days to consider the terms of this Agreement and consult with an attorney of Executive’s choice, although Executive may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period; (f) Executive understands that Executive has 7 days after signing this Agreement to revoke the release in this section by delivering written notice of revocation to Matt Zinn, at 675 Creekside Way, Campbell, California, 95131, by certified mail before the end of this 7-day period; and (g) Executive understands that the release contained in this section does not apply to rights and claims that may arise after the Employee signs this Agreement.

11.No Release of Future Rights. The general release of claims in this Agreement does not waive any rights or claims that Executive might have arising after the date Executive signs this Agreement.

12.Non-Disclosure of Proprietary Information. Subject to applicable law and the permitted disclosures set forth in section 15 of this Agreement, Executive promises and agrees that he will not, except upon written authorization from the Company or as required by law, disclose any confidential or proprietary information belonging to or concerning the Company, and/or Company-Affiliates, vendors, or customers, including, without limitation, financial data, business and marketing plans, budgets, personnel information, product designs and specifications, research and development plans and budgets, technical drawings and specifications, manufacturing methods, technical know-how or other trade secrets. The Employee acknowledges and reaffirms in its entirety the Confidential Information and Inventions Assignment Agreement executed upon commencement of his employment (the “IP Agreement”). Nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation of Executive pursuant to the IP Agreement that by the terms of the IP Agreement continues after Executive’s separation from the Company’s employment for any reason.

13.Confidentiality. Except to the extent disclosed by the Company in compliance with the rules and regulations of the Securities and Exchange Commission (including any requirement to file this Agreement with Securities and Exchange Commission) and subject to the permitted disclosures set forth in section 15 of this Agreement, Executive promises to hold the provisions of this Agreement in strictest confidence. The Executive may disclose this Agreement, in confidence, to his immediate family, to his attorneys, accountants, auditors, tax preparers and financial advisors, and as may be necessary to enforce its terms or as otherwise required by law. Otherwise, the Executive agrees not to publicize or disclose its terms to anyone, in any manner.

14.Non-Disparagement. Executive agrees to refrain from any disparagement, defamation, libel or slander of the Company or Company-Affiliates or tortious interference with the contracts and relationships of the Company, and the Company agrees that it will instruct its officers and directors to refrain from any disparagement, defamation, libel or slander of you; provided, however, nothing in this Agreement shall prohibit Executive nor the Company's directors or officers from truthfully participating in an investigation conducted by any government agency, complying with a subpoena or other court order, providing information otherwise required by law and/or other activities excluded from confidentiality obligations as set forth in section 15 of this Agreement.

15.	DTSA and Permitted Disclosure.

(a)Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C.
§ 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(b)Notwithstanding anything contained in this Agreement or the IP Agreement, Executive may disclose Company confidential information in confidence directly or indirectly to federal, state, or local government officials, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations. Further, nothing in any agreement Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

16.Return of Company Property. Executive agrees to return to the Company on the Separation Date (or an earlier date if requested by the Company), or if applicable, the date this Agreement is terminated pursuant to section 17 of this Agreement all hard copy and electronic documents (and all copies thereof) and other Company property that he has had in his possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property (laptop computer, cell phone, PDA, etc.), credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). If Executive at any time discovers that he has retained any Company proprietary or confidential information after the Separation Date, or if applicable, the date this Agreement is terminated pursuant to section 17 of this Agreement, he agrees immediately upon discovery to contact the Company and make arrangements for returning the information. The Company shall pay, or reimburse Executive for, any costs associated with Executive’s return of Company property to the Company.

17.Early Termination of Employment During Transition Period. Executive may terminate his employment with or without notice or cause at any time during the Transition Period. The Company may terminate Executive’s employment during the Transition Period if it determines, in its sole discretion, that(a) Executive has materially breached any term of this Agreement, including but not limited to his obligations during the Transition Period under sections 4 and 14 herein, (b) Executive has materially breached the IP Agreement, (c) in the event of
Executive’s conviction of (or plea of guilty of nolo contendere) to any felony or misdemeanor involving theft embezzlement, dishonesty or moral turpitude, or (d) Executive engages in misconduct resulting in material harm to the Company’s business or reputation including conduct involving fraud, embezzlement, misappropriation of funds, sexual harassment or sexual misconduct, and/or race discrimination.

18.	Choice of Law. This Agreement is to be governed by California law.

19.Taxes. Payments and benefits provided under this Agreement are taxable under the laws of the United States and the State of California and will be subject to all required withholdings and court ordered wage assignments and/or garnishments.

20.Severability. If any portion of this Agreement is found to be unenforceable, then both the Executive and the Company desire that all other portions that can be separated from it or appropriately limited in scope shall remain fully valid and enforceable.

21.Arbitration. Except as prohibited by law, any legal dispute between Executive and the Company (or between Executive and any Company-Affiliates, each of which or whom is hereby designated a third party beneficiary of this Agreement regarding arbitration) arising out of Executive’s employment or termination of employment or this Agreement (a “Dispute”) will be resolved through binding arbitration. The Parties understand and agree that this arbitration provision is governed by the Federal Arbitration Act, 9, U.S.C., § 1, et seq., and that by entering into this arbitration provision they are waiving their respective rights to bring such Dispute to court, including any right to a jury trial. The arbitration shall be held in Santa Clara County, California, and shall be administered by JAMS in accordance with the existing employment arbitration rules of JAMs. Nothing in this arbitration provision is intended to limit any right Executive may have to file a charge or claim with (or, to the extent not barred by the release, to obtain relief from) the National Labor Relations Board, or other federal or state administrative body, government agency or self-regulatory organization. The Parties agree that such arbitration shall be conducted on an individual basis only, not a class or collective basis, and hereby waive any right to bring class wide or collective claims before any arbitrator or in any forum. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the Parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

22.Integration clause. This Agreement is intended by the Parties to be their final agreement with respect to the subject matter herein. It is understood and acknowledged that there are no other agreements or understandings between Executive and the Company about or pertaining to the subject matter herein, except for the Confidential Information, Non-Disclosure and Invention Assignment Agreement signed during Executive’s employment with the Company. The Provisions of this Transition shall supersede the provisions of the Policy or the Employment Agreement. The statements, promises and agreements in this Agreement may not be contradicted by any prior or contemporaneous understandings, agreements, promises or statements. Executive states and promises that in signing this Agreement he has not relied on any statements or promises made by the Company, other than the promises contained in this Agreement. Any changes to this
Agreement must be in writing and signed by both Parties.

23.Attorneys’ Fees. Company shall reimburse Executive for legal and professional fees incurred by Executive for advice related this Transition Agreement and the associated Separation Agreement, up to a maximum reimbursement of $7,500 in total, provided that Executive shall provide Company with documentation of such expenses upon request. If either Party files any arbitration, lawsuit, claim, or charge based on, or in any way related to, Executive’s employment with the Company, any claim that Executive has released in the Release or the promises and agreements contained in this Agreement, the Party that wins the lawsuit or arbitration or prevails on the claim or charge will be entitled to recover from the other Party all costs it incurs, in connection with the dispute, including reasonable attorneys’ fees to the extent otherwise permitted by law.

24.Authority to Bind. In signing this Agreement, Executive intends to bind himself and his heirs, administrators, executors, personal representatives and assigns.

25.Advice of Counsel and Executive Acknowledgments. Executive hereby acknowledges that he: (a) fully understands his right to discuss this Agreement with independent counsel of his choice, and is encouraged to do so; (b) has read and understands this Agreement and the legal effect of the waivers and releases contained herein; and (c) is entering into this Agreement knowingly and voluntarily of his/her own free will and without coercion, duress, fraud or undue influence of any kind whatsoever.

26.Representations and Warranties. Executive represents and warrants that 1) Executive has had the opportunity to discuss this Agreement with counsel, and 2) Executive signs this Agreement of the Executive’s own volition, without outside inducement or coercion, fully intending to be bound by its terms.

In order to bind the Parties to this Agreement, the Parties, or their duly authorized representatives have signed their names below.

8x8, Inc.	Steven Gatoff, Executive
/s/ Matt Zinn	/s/ Steven Gatoff
Authorized Representative	Steven Gatoff

Attachment A

Separation Agreement

This SEPARATION AGREEMENT AND GENERAL RELEASE (“Separation Agreement”) is entered into between Steven Gatoff (referred to as “Employee” or “you”), and 8x8, Inc. (referred to as “8x8” or the “Company”), regarding Employee’s termination of employment with 8x8. Together Employee and the Company are referred to as the “Parties.”

WHEREAS, the employment relationship between Employee and the Company terminated effective October 31, 2020.

WHEREAS, the Parties entered into a Transition Agreement, dated June 8, 2020, which provides for certain severance pay upon the completion of the Transition Period, as defined in the Transition Period.

WHEREAS, in connection with the termination of Employee’s employment with the Company, the Parties desire to enter into this Separation Agreement in order to set forth the terms and conditions pursuant to which the severance benefits contemplated by the Transition Agreement shall be paid to Employee; and Employee desires to provide a general release of claims against 8x8 in order to satisfy a condition to the payment of such severance benefits under the Transition Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

27.	Severance.

(a)Your employment with 8x8 terminated on October 31, 2020 (the “Termination Date”).

(b)In accordance with the relevant provisions of Transition Agreement, and in consideration of your covenants and release of claims in this Separation Agreement, 8x8 agrees to provide you with severance benefits in the total gross amount set forth in the table below (“Severance Pay”), less appropriate deductions for federal and state withholding and other applicable taxes and regular deductions.

(c)Subject to the terms and conditions of this Separation Agreement (including, without limitation, Sections 11 and 13 below), and provided you adhere to the Confidential Information, Non-Disclosure and Invention Assignment Agreement between 8x8 and you (the “IP Agreement”), the Severance Pay shall be paid to you in one lump-sum cash payment within 60 days after the Termination Date.

(d)The Parties agree that the Severance Pay consists of two components as described in the table below, and that the amount of each component is as set forth in the table, subject to legally required payroll withholdings:

	Amount	Initials
1. a payment equal to seven 7 months of your current annual base salary;	$227,500
2. the value of seven (7 months’ worth of premiums under COBRA for continued group health insurance at your elected levels as of the Termination Date (paid lieu of any direct reimbursement for such COBRA benefits);	$15,810
iii. a prorated portion of any and all bonuses estimated as potentially earned under the FY 2021 Management Incentive Plan.	$65, 075
Total Severance Pay	$308,385.00

28.Equity Awards. In accordance with the relevant provisions of the Company’s Amended and Restated 2012 Equity Incentive Plan and/or the Company’s Amended and Restated 2013 New Employee Inducement Incentive Plan (collectively, the “Plans”) and your award agreements, all of your outstanding and unvested restricted stock units (RSUs) and performance share units (PSUs) were forfeited and terminated automatically upon the termination of your employment effective October 31, 2020, without any acceleration of vesting thereunder.

29.Wages, Benefits and Insurances Cease. Other than those items specified in Section 1 above and in this Section 3, you agree that (a) you will receive no wages, benefits or other monies of any nature from 8x8 after the Termination Date and (b) except as required by COBRA or corresponding state law, you shall not have any right to continue to participate in, and to receive benefits under, any 8x8 group medical, dental, life, disability or other group insurance plans, as well as under 8x8’s, educational assistance, holiday, and other benefit plans and policies. You acknowledge that 8x8 paid you all outstanding wages and all accrued but unused PTO on or prior to the Termination Date, and that you are not owed any wages, commissions, bonuses, severance pay, PTO or other compensation or benefits, or payments, or remuneration of any kind or nature, other than as provided in Section 1 above and subject to the terms and conditions of this Agreement. You acknowledge and agree that you submitted an expense report and receipts for all business- related expenses and 8x8 has reimbursed all reasonable business expenses incurred prior to the Termination Date. Your rights and obligations under any applicable ERISA 401(k) plan and any other ERISA retirement plan(s) and any loans extended thereunder shall be in accordance with the written terms of the plan(s) and applicable law.
30.Protection of Proprietary and Confidential Information. Subject to applicable law and the permitted disclosures set forth in this Separation Agreement, you promise and agree that you will not, except upon written authorization from the Company or as required by law, disclose any confidential or proprietary information belonging to or concerning the Company, and/or Company-Affiliates, vendors, or customers, including, without limitation, financial data, business and marketing plans, budgets, personnel information, product designs and specifications, research and development plans and budgets, technical drawings and specifications, manufacturing methods, technical know-how or other trade secrets. You acknowledge and reaffirm in its entirety the IP Agreement

31.Confidentiality; Non-Disparagement. Except to the extent disclosed by the Company in compliance with the rules and regulations of the Securities and Exchange Commission (including any requirement to file this Agreement with Securities and Exchange Commission), and subject to the permitted disclosures set forth in section 6 of this Agreement, the subject matter and terms of this Separation Agreement shall be deemed “confidential information” within the meaning of the Confidential Information, Non-Disclosure and Invention Assignment Agreement between 8x8 and you.

You further agree that you will not disparage 8x8, its employees, officers or directors, in any manner likely to reflect negatively on its/their business or personal reputations, and the Company agrees that it will instruct its officers and directors not to disparage you in any manner likely to reflect negatively on your personal reputation; provided, however, nothing in this Separation Agreement shall prohibit you or the Company's directors or officers from truthfully participating in an investigation conducted by any government agency, complying with a subpoena or other court order, providing information otherwise required by law and/or other activities excluded from confidentiality obligations as set forth in section 6 below.

32.	DTSA and Permitted Disclosures.

(a)Pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (i) file any document containing the trade secret under seal, and (ii) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(b)Notwithstanding anything contained in this Agreement or the IP Agreement, you may disclose Company confidential information in confidence directly or indirectly to federal, state, or local government officials, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations. Further, nothing in any agreement you have with the Company shall prohibit or restrict you from making any voluntary disclosure of information or documents to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

33.Return of Company Property. You agree that you have returned to the Company all hard copy and electronic documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property (laptop computer, cell phone, PDA, etc.), credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). If you at any time discover that you have retained any Company proprietary or confidential information after the Termination Date, you agree immediately upon discovery to contact the Company and make arrangements for returning the information.

34.Release of Claims Against 8x8 and Others. In exchange for the good and valuable consideration of 8x8’s agreement to pay the amounts set forth in this Separation Agreement, to the maximum extent permitted by applicable law, you, on behalf of yourself and your heirs, personal representatives, successors, spouses, registered domestic partners, children, and assigns, (collectively, the “Releasors”) (a) hereby release, waive and forever discharge 8x8, its respective current and former officers, directors, employees, agents, stockholders, subsidiaries, predecessors, related companies, parent companies, companies with common or related ownership, successors, assigns, insurers, ERISA plans, trustees and administrators of ERISA plans, attorneys, owners and affiliates (the “Released Parties”) from any and all claims, liens, demands or liabilities whatsoever, whether known or unknown or suspected to exist by you, which you ever had or may now have against 8x8, or any of the other Released Parties, including any claims under the Plans or any other equity or equity-related plan of 8x8, or any award agreement thereunder and (b) agree not to sue or bring any claim against 8x8 for any reason whatsoever, in each case subject to applicable law and any exclusions specified below. The release and covenant not to sue in this Section 8 include, without limitation, any claims, liens, demands, attorney’s fees or liabilities in connection with your employment with 8x8 and the termination of that employment, pursuant to any federal, state, or local employment laws, regulations, executive orders, or other requirements. This release and covenant do not cover any rights or claims you may have under this Separation Agreement or that may arise after the date on which it is signed. Also excluded from this release and covenant are any claims which cannot be waived by law, including but not limited to claims for worker’s compensation, unemployment, the right to reimbursement of business expenses and the right to file a charge or participate in any investigation conducted by the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing; however you agree to waive your right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency on your behalf arising out of or related to his employment with and/or separation from the Company. This release does not in any way waive your right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934.

35.Examples of Laws Released. The laws under which you and your heirs, personal representatives, successors, spouses, registered domestic partners, children, and assigns, release 8x8 and the other Released Parties from any claims under Section 8 above include, but are not limited to, contract law, common and statutory law regarding employee benefits, tort law, defamation law, wrongful discharge law, privacy rights, whistleblower protections, constitutional protections, wage and hour law, the California Fair Employment and Housing Act and any similar state law (which may include claims for retaliation and/or discrimination and harassment based on age, gender, race, color, ancestry, national origin, disability, medical condition, marital status, sexual orientation, gender, gender identity, religious creed, pregnancy, veteran or military status and other protected classes), the Federal Civil Rights Act of 1964 and 1991, as amended, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Americans With Disabilities Act, the Employee Retirement Income and Security Act, the Family and Medical Leave Act, the California Family Rights Act, the Equal Pay Act, the National Labor Relations Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, wage and hour law, the Labor Management Relations Act, and any and all protections pursuant to any state’s Labor Code (to the extent waivable) including, the California Private Attorney General Act, in each case to the maximum extent available under, and subject to, applicable law. For avoidance of doubt, and without limiting any other provision hereof, the release includes claims for disputed back pay, front pay, wages, commissions, overtime compensation, penalties, accrued paid time off and attorneys’ fees, to the maximum extent available under, and subject to, applicable law. You acknowledge and agree that you have been fully paid all earned wages for work performed to date and that this waiver is for the purpose of resolving any disputed claim.

36.Waiver of Unknown Claims. This Separation Agreement is intended to be effective as a general release of and bar to all claims as stated in this subsection. Accordingly, the Releasors specifically waive all rights under California Civil Code Section 1542 and any similar applicable laws. California Civil Code Section 1542 states,

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

You acknowledge that you may later discover claims or facts in addition to or different from those which you now know or believe to exist with regards to the subject matter of this Separation Agreement, and which, if known or suspected at the time of executing this Separation Agreement, may have materially affected its terms. Nevertheless, the Releasors waive any and all claims that might arise as a result of such different or additional claims or facts.

37.Specific ADEA Release. In further consideration of the payments and benefits provided to you in this Separation Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of your execution of this Separation Agreement (which shall be on or after the Termination Date) arising under ADEA, as amended, and its implementing regulations. By signing this Separation Agreement, you hereby acknowledge and confirm that: (a) you are being given this Separation Agreement on     , 2020; (b) you have read this Separation Agreement in its entirety and understand all of its terms; (c) by this Separation Agreement, you have been advised in writing to consult with an attorney of your choosing before signing this Separation Agreement; (d) you knowingly, freely, and voluntarily agree to all of the terms and conditions set out in this Separation Agreement including, without limitation, the waiver, release, and covenants contained in it; (e) you are signing this Separation Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled; (f) you were given at least twenty-one (21) days to consider the terms of this Separation Agreement and consult with an attorney of your choice, although you may sign it sooner if desired and changes to this Separation Agreement, whether material or immaterial, do not restart the running of the 21-day period; (g) you understand that you have seven (7) days after signing this Separation Agreement to revoke the release in this section by delivering written notice of revocation to Matt Zinn, at 675 Creekside Way, Campbell, California, 95131, by certified mail before the end of this 7-day period; (h) after the revocation period expires, all of the terms and commitments under this Separation Agreement shall cease to be revocable; and (i) you understand that the release contained in this section does not apply to rights and claims that may arise after the you sign this Separation Agreement.

38.No Pending Claims or Actions. You promise and state that you have not given or sold any claim discussed in this Agreement to anyone and that you have not filed a lawsuit, claim, or charge with any court or government agency asserting any claims that are released by the Release. Without limiting the generality of the foregoing, you agree that you will not bring or participate in any class action or collective action against the Company which asserts, in whole or in part, any claim(s), which arose prior to the date this Agreement, is signed by you, whether or not such claims are covered by the Release.

39.No Assistance in Asserting Claims. You agree not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

40.Certification of No Work-Related Injuries. You agree, warrant and covenant that, to the best of your knowledge, you have not experienced or suffered any work-related occupational injuries or diseases (physical, mental or otherwise) arising out of or in the course of your employment with 8x8 and certify that you have not failed to report any work-related occupational injuries or diseases arising out of or in the course of your employment with 8x8.

41.Section 409A. All payments and benefits under this Separation Agreement are intended to be exempt to the maximum extent possible from Section 409A of the Internal Revenue Code of 1986 (the “Code”); and to otherwise comply with Section 409A of the Code. Any compensation or benefit due hereunder that is subject to and not exempt from Section 409A of the Code will: (a) not commence until the tax year of the last possible date for you to effectively revoke an executed copy of this Separation Agreement pursuant to Section 8, (b) not commence prior to your “separation from service” within the meaning of Section 409A of the Code, and (c) be subject to delay for up to six months as necessary to avoid a prohibited distribution under Section 409A(a)(2) of the Code in the event you are reasonably determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code. Each installment payment hereunder, if any, shall be considered a separate payment for purposes of Section 409A of the Code.

42.Sole Agreement. It is understood and acknowledged that there are no other agreements or understandings between you and 8x8 about or pertaining to the termination of your employment with 8x8, or 8x8’s obligations to you with respect to such termination, or any other matter covered by this Separation Agreement, except for the IP Agreement signed during your employment and the ongoing restrictions set for the in Prohibited Activities section (section 4) of the Transition Agreement, which shall remain in effect and pursuant to which your obligations therein shall continue to apply.

43.Non-Admission of Liability. This Separation Agreement shall not be construed to be an admission of any liability to you or to any other person.

44.Construction and Severability. The invalidity or unenforceability of any particular provision of this Separation Agreement shall not affect the other provisions hereof, all of which shall remain enforceable in accordance with their terms. Should any of the obligations hereunder be found illegal or unenforceable as being too broad with respect to the duration, scope or subject matter thereof, such obligations shall be deemed and construed to be reduced to the maximum duration, scope or subject matter allowable by law.

45.	Choice of Law. This Agreement is to be governed by California law.

46.Arbitration. Except as prohibited by law, any legal dispute between you and the Company (or between you and any of the Released Parties, each of which or whom is hereby designated a third party beneficiary of this Separation Agreement regarding arbitration) arising out of your employment or termination of employment or this Separation Agreement (a “Dispute”) will be resolved through binding arbitration. The Parties understand and agree that this arbitration provision is governed by the Federal Arbitration Act, 9, U.S.C., § 1, et seq., and that by entering into this arbitration provision they are waiving their respective rights to bring such Dispute to court, including any right to a jury trial. The arbitration shall be held in Santa Clara County, California, and shall be administered by JAMS in accordance with the existing employment arbitration rules of JAMS. Nothing in this arbitration provision is intended to limit any right that you may have to file a charge or claim with (or, to the extent not barred by the release, to obtain relief from) the National Labor Relations Board, or other federal or state administrative body, government agency or self-regulatory organization. The Parties agree that such arbitration shall be conducted on an individual basis only, not a class or collective basis, and hereby waive any right to bring class wide or collective claims before any arbitrator or in any forum. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the Parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

IN WITNESS WHEREOF, each party has executed this Separation Agreement as of the date set forth below next to its signature, which shall be on or after the Termination Date.

This Separation Agreement may be executed in one or more counterparts, each of which shall be an original, and both of which together shall constitute the same instrument.

Dated:      , 2020
Steven Gatoff

(on or after the Termination Date)

8x8, INC.

Dated:      , 2020
Name: Vikram Verma
Title: CEO